EXHIBIT 2

JOINT FILING AGREEMENT

We, the signatories of Amendment No. 9 (“Amendment No. 9”) to the Schedule 13D to which this Agreement is attached, hereby agree that, in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, this Amendment No. 9 and any further amendments to such Schedule 13D filed by any of us will be filed on behalf of each of us.

Dated: January 18, 2022

By:	/s/ Matthew T. Moroun, Individually
Matthew T. Moroun, Individually

By:	/s/ Matthew T. Moroun, as Trustee
Matthew T. Moroun, as Trustee of the 2020 Nora Moroun Trust

By:	/s/ Matthew T. Moroun, as Trustee
Matthew T. Moroun, as Trustee of the 2020 Lindsay Moroun Trust

By:	/s/ Matthew T. Moroun, as Manager
Matthew T. Moroun, as Manager of Redoubtable, LLC

By:	/s/ Nora M. Moroun, Individually
Nora M. Moroun, Individually

By:	/s/ Lindsay S. Moroun, Individually
Lindsay S. Moroun, Individually